Exhibit 99.1

Contact: Sylvia Wheeler SVP, Corporate Affairs 510 809 9264	Media Contact: Angela Bitting 925 202 6211 press@aduro.com

Aduro Biotech Announces First Quarter 2015 Financial Results

-- Company Reports Significant Business and Development Progress Thus Far in 2015 --

•	Established major $750M collaboration with Novartis for STING in oncology
•	Strengthened cash position with $200M upfront payment from Novartis and $149.3M in net proceeds from IPO and concurrent private placement in April 2015
•	Achieved prostate cancer milestone with Janssen’s LADD strain selection
•	Initiated STELLAR Phase 2 trial in pancreatic cancer with LADD + checkpoint inhibitor
•	Received Orphan Drug Designation for mesothelioma immunotherapy

BERKELEY, Calif., May 28, 2015 – Aduro Biotech, Inc. (Nasdaq: ADRO), today reported financial results for the first quarter ended March 31, 2015.  Net loss for the first quarter 2015 was $16.6 million, compared to $7.8 million for the same period in 2014.

Cash and cash equivalents totaled $133.0 million at March 31, 2015, compared to $119.5 million at December 31, 2014.  Total cash at March 31, 2015 included $25.0 million from a Series E financing with Novartis Institutes for BioMedical Research.  Subsequent to March 31, 2015, Aduro received $349.3 million from various sources, including a $200.0 million upfront payment from Novartis Pharmaceuticals Corporation under the companies’ collaboration agreement, $124.3 million in net proceeds from Aduro’s initial public offering and an additional $25.0 million from a private placement to Novartis concurrent with the company’s IPO.

“We are off to a terrific start in 2015,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro.  “Our bolstered financial position and collaborations with Novartis and Janssen allow us to more fully explore the applicability and versatility of our key immunotherapy platform technologies in treating a variety of cancers.  We currently have programs in pancreatic cancer, mesothelioma, prostate cancer, lung cancer and glioblastoma.  We look forward to advancing these programs and expanding into other cancers while also exploring promising combinations with other technologies that can yield powerful therapeutic options for patients.”

Revenue for the first quarter of 2015 was $9.6 million, compared to $25,000 for the same period in 2014.  The increase was primarily due to recognition of a portion of the upfront fees and development-related milestones achieved under the Janssen agreements.

Research and development expenses for the first quarter of 2015 were $10.6 million, compared to $4.7 million for the same period in 2014. This increase was primarily due to clinical and manufacturing expenses related to the Phase 2b ECLIPSE clinical trial of CRS-207/GVAX Pancreas immunotherapy in pancreatic cancer as well as compensation costs due to growth in personnel.

General and administrative expenses for the first quarter of 2015 were $6.2 million, compared to $1.4 million for the same period in 2014.  This increase was primarily due to professional and other fees as a result of Aduro’s collaboration and financing activities, and increased personnel expenses to support the company’s expanding operations.

Other expense, net for the first quarter of 2015, was $9.3 million, compared to $342,000 for the same period in 2014.  This increase was primarily due to changes in the fair value of liability-classified warrants to purchase Aduro’s preferred and common stock.

About Aduro

Aduro Biotech, Inc. is a clinical-stage immuno-oncology company focused on the development of technology platforms to stimulate an immune response against cancer. Aduro’s lead platform is based on proprietary strains of live-attenuated, double-deleted (LADD) Listeria monocytogenes that induce a potent innate immune response and have been engineered to express tumor-associated antigens to induce tumor-specific T cell-mediated immunity. Aduro has received Breakthrough Therapy designation from the FDA for its lead LADD regimen, CRS-207 in combination with GVAX Pancreas in pancreatic cancer.  The company is evaluating the proprietary immuno-oncology combination in the ongoing Phase 2b ECLIPSE clinical trial and has additional ongoing clinical trials with its LADD platform in mesothelioma and glioblastoma. The company is also developing clinical candidates using cyclic dinucleotide (CDN) synthetic small molecule immune modulators that are designed to activate the intracellular STING receptor, a central mediator of the innate immune response. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, plans and timing of our clinical trials and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our dependence on our lead product candidate, CRS-207, and GVAX Pancreas, our ability to obtain and maintain regulatory approval of our product candidates, our inability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our quarterly report on Form 10-Q to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue:
Collaboration and license revenue	$9,238	$—
Grant revenue	336	25

Total revenue	9,574	25
Operating expenses:
Research and development	10,646	4,729
General and administrative	6,210	1,384

Total operating expenses	16,856	6,113

Loss from operations	(7,282)	(6,088)
Interest expense	—	(1,354)
Other expense, net	(9,334)	(342)

Net loss	$(16,616)	$(7,784)

Net loss per common share, basic and diluted	$(39.97)	$(26.34)

Weighted average common shares outstanding, basic and diluted	415,746	295,498

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$132,984	$119,456
Other current assets	3,977	5,765

Total current assets	136,961	125,221
Other assets	1,804	1,241

Total assets	$138,765	$126,462

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$13,777	$10,788
Deferred revenue	26,947	33,427

Total current liabilities	40,724	44,215
Other non-current liabilities	10,331	3,581

Total liabilities	51,055	47,796

Convertible preferred stock	164,964	139,963

Total stockholders’ deficit	(77,254)	(61,297)

Total liabilities, convertible preferred stock and stockholders’ deficit	$138,765	$126,462

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